EXHIBIT   5.1
[Letterhead of Gibson, Dunn & Crutcher LLP]

June 29, 2007

(212) 351-4000
(212) 351-4035

TBS International Limited
Commerce Building
Chancery Lane
Hamilton, HM 12, Bermuda

Re:	TBS International Limited
Registration Statement on Form S-3
Filed June 29, 2007

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the "Registration Statement"), of TBS International Limited, a Bermuda company (the "Company"), filed with the Securities and Exchange Commission (the "Commission") on June 29, 2007, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration by the Company of $300,000,000 of the following securities (the "Securities"): (i) debt securities (the "Debt Securities"); (ii) Class A common shares, par value $0.01 per share (the "Common Shares"); (iii) one or more series of shares of preference shares, par value $0.01 per share (the "Preference Shares"); (iv) depositary shares (the "Depositary Shares") consisting of Preference Shares; and (v) warrants for the purchase of common shares (the "Warrants").

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein:

1.	With respect to Debt Securities to be issued under one or more indentures (each, an "Indenture"), when (a) the Indenture and the applicable supplement thereto, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (b) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Debt Securities will constitute legal, valid and binding obligations of the Company.

2.	With respect to the Warrants, when (a) a warrant agreement relating to the Warrants (the "Warrant Agreement") has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Warrants have been established in accordance with the Warrant Agreement and (c) the Warrants have been executed and delivered in accordance with the related Warrant Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Warrants will be legal, valid and binding obligations of the Company.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A.	We have assumed the completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Securities, including the due reservation of any shares for issuance in connection with any Warrant.
B.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
C.	The opinions set forth above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

                      Gibson, Dunn & Crutcher LLP